Exhibit 99.2

Investor Contact:	Media Contact:
James T. Glover	Ian Stone or David Schull
SVP, Operations & CFO	Russo Partners, LLC
Anadys Pharmaceuticals, Inc.	(619) 528-2220
(858) 530-3763	ian.stone@russopartnersllc.com
jglover@anadyspharma.com	david.schull@russopartnersllc.com
ANADYS PHARMACEUTICALS, INC. ANNOUNCES PRICING OF
COMMON STOCK AND WARRANT OFFERING
SAN DIEGO, June 4, 2009 — Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS) announced that it has entered into definitive agreements with institutional investors to raise approximately $17.5 million in gross proceeds in a “registered direct” offering through the sale of shares of its common stock and warrants. Anadys estimates that net proceeds from the offering will be approximately $16.2 million, after deducting placement agent fees and estimated offering expenses (not including up to $100,000 of related expenses payable to the placement agent). Anadys has entered into subscription agreements with each of these investors pursuant to which it has agreed to sell a total of 8,358,000 units, each unit consisting of (i) one share of common stock and (ii) one warrant to purchase 0.35 of a share of common stock (or a total of 2,925,300 shares), at a purchase price of $2.09375 per unit. The warrants will be exercisable six months after issuance at $2.75 per share and will expire 5 years from the date of issuance. The shares of common stock and warrants are immediately separable and will be issued separately. The closing of the transaction is scheduled to occur on June 9, 2009, subject to the satisfaction of customary closing conditions. All of the securities were offered pursuant to an effective shelf registration statement. Proceeds from the transaction will be used in the further development of Anadys’ ongoing programs, as well as for other general corporate purposes.
Cowen and Company, LLC, a subsidiary of Cowen Group, Inc. (Nasdaq: COWN), acted as the exclusive placement agent for the transaction.
A shelf registration statement relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained from the offices of Cowen and Company, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department (631) 254-7106. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of our shares of common stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Anadys
Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C. The Company believes hepatitis C represents a large unmet medical need in which meaningful improvements in treatment outcomes may be attainable with the introduction of new medicines. The Company is developing ANA598, a non-nucleoside polymerase inhibitor for the treatment of hepatitis C. The Company has also investigated the potential of ANA773, an oral, small-molecule inducer of endogenous interferons that acts via the Toll-like receptor 7, or TLR7, pathway in hepatitis C.
Safe Harbor Statement
Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Anadys’ issuance of securities, the amount of proceeds from the offering, the closing of the offering, the use of proceeds from the offering, Anadys’ strategy, Anadys’ development programs and Anadys’ ability to develop novel medicines in the areas of hepatitis C and oncology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. For example, there are risks associated with investors fulfilling their obligations to purchase the securities and Anadys’ ability to satisfy its conditions to close the offering. In addition, the results of preclinical and early clinical studies may not be predictive of future results, and Anadys cannot provide any assurances that ANA598 will not have unforeseen safety issues, will have favorable results in future clinical trials, will maintain fast track designation or will receive regulatory approval. Moreover, Anadys’ results may be affected by risks related to competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to enter into transactions around its product candidates, its ability to successfully develop and market products, difficulties or delays in its preclinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its product candidates, regulatory developments involving its product candidates and its ability to obtain additional funding to support its operations. Risk factors that may cause actual results to differ are discussed in Anadys’ SEC filings. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.